                                                   -----------------------------
                                                            QMB APPROVAL
                                                   -----------------------------
                                                    QMB Number:       3235-0145
                                                   -----------------------------
                                                    Expires:  December 31, 1997
                                                    Estimated average burden
                                                    hours per response....14.90
                                                   -----------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. ______)*


                                   ILOG S.A.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                         COMMON STOCK (ORDINARY SHARES)
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES


                                  452360 10 0
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)



*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                                 ---------------------
  CUSIP NO. 452360 10 0                 13G                 PAGE 2 OF 5 PAGES
-------------------------                                 ---------------------

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
            INRIA
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
            FRANCE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                      INRIA Chairman of the Board  2,212,250
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                       NA
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                     INRIA Chairman of the Board  2,212,250
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,212,250
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            17.11%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
            CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 452360 10 0                                          Page 3 of 5 Pages

ITEM 1.
        (a)     Name of Issuer:
                ILOG S.A.

        (b)     Address of Issuer's Principal Executive Offices:
                9,rue de Verdun BP 85
                94532 Gentilly Cedex, France

ITEM  2.
        (a)     Name of Person Filing:
                INRIA

        (b)     Address of Principal Business Office or, if none, Residence:
                Domaine De Voluceau--Rocquencourt
                BP 105
                Le Chesnay Cedex, France 78153

        (c)     Citizenship:

        (d)     Title of Class of Securities:
                Common Stock (Ordinary Shares)

        (e)     CUSIP Number:
                452360 0 10

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

        (a) [ ] Broker or Dealer registered under Section 15 of the Act

        (b) [ ] Bank as defined in section 3(a)(6) of the Act

        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

        (d) [ ] Investment Company registered under section 8 of the Investment Company Act

        (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)

\

CUSIP No. 452360 10 0                                        Page 4 of 5 Pages


        (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G)(Note: See Item 7)

        (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


ITEM 4. OWNERSHIP

        (a)     Amount Beneficially Owned
                2,212,250

        (b)     Percent of Class
                17.11%

        (c)     Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote
                        INRIA Chairman of the Board   2,212,250

                 (ii)   shared power to vote or to direct the vote
                        N/A

                (iii) sole power to dispose or direct the disposition of INRIA Chairman of the Board 2,212,250

                 (iv) shared power to dispose or direct the disposition of NA


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

CUSIP No.  452360 10 0                                        Page 5 of 5 Pages

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

ITEM 10.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 13, 1998
                                                -------------------------------
                                                              Date

                                                    /s/ Bernard Larrouturou
                                                -------------------------------
                                                           Signature


                                                      Bernard Larrouturou
                                                -------------------------------
                                                              Name

                                                 Chairman of the Board of INRIA
                                                -------------------------------
                                                             Title